Exhibit 5.1

June 29, 2001

Sigma Designs, Inc.
355 Fairview Way
Milpitas, CA 95035

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Sigma Designs, Inc. ("Sigma Designs") with the Securities and Exchange Commission on or about June 29, 2001, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 600,000 shares (the "Shares") of Common Stock, 500,000 of which may be issued under your 2001 Employee Stock Option Plan (the "Option Plan"), and 100,000 of which may be issued under your 2001 Employee Stock Purchase Plan (the "Purchase Plan," and, together with the Option Plan, the "Plans"). As your legal counsel, we have reviewed the actions taken by you in connection with the proposed sale and issuance of the Shares by you under the Plans. We assume that each issuance of Shares will be made in accordance with the terms of each of the Option Plan or the Purchase Plan, as applicable.

It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your legal counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation